Exhibit 10.2

DATE:	December 12, 2019

TO:	David Vanderveen

FROM:	Brent Willis	cc: Greg Gould Gary Williams

SUBJECT:	NBEV OFFER LETTER

Dear Dave,

We are very pleased to offer this opportunity to join NewAge as Chief Operating Officer. Congratulations. To achieve our objective of becoming the world’s leading healthy products company we need the best people, with the right focus and culture, and the right skill sets for the challenges we face as an organization. We know that you meet embody all of those characteristics and more, and are highly confident that you will add tremendous value to our leadership team. We are excited about the prospect of you joining the Company, and know you will make a real difference for NewAge, all of our associates, and all of our valued shareholders.

This opportunity comes with significant responsibility and we are counting on your significant contributions and leadership to drive the Company’s performance. We look forward to building the business together with you and sharing in our collective success.

As compensation for your efforts on behalf of the Company your offer includes:

Annual Base Cash Compensation:	$550,000	Paid 2x monthly

Annual Cash Bonus:	2x target = 100% of base salary with an opportunity to earn a total 4x target bonus = 200% of base salary	Paid annually by 3/31

Annual Long Term Incentive:	50% of base salary in stock options & stock	33% vest every year granted each year by 12/31

Sign On Incentive:	$100,000	Paid at commencement

Sign On Incentive:	125,000 stock options 125,000 restricted shares	33% vest every year

Your base salary level will be reviewed every year to ascertain if an adjustment should be made based on performance and based on the financial performance of the Company.

In the event of a change of control or significant change in the Company’s financial circumstances, 100% of your equity compensation will immediately vest. If the Executive resigns from the Company within the first 12 months of employment, all sign-on incentives and unvested equity compensation will be reimbursed within 30 days of his resignation.

A separate target setting worksheet will be provided defining your bonus requirements. As part of your annual bonus, you will have the opportunity to earn up to 4 times your base bonus level (2x target) for achieve agreed upon performance metrics, which will subject to your individual performance, the overall performance of the Company, and Board approval.

You agree to retain all non-public information obtained from New Age as confidential and agree not to release or discuss any of such information unless you have obtained the prior consent of New Age or is otherwise forced, compelled, or required to disclose this information by operation of law or applicable government authority. You also agree to abide by the non-disclosure, non-circumvention, and non-compete clauses signed at the time your hiring.

You shall be entitled to four-weeks of vacation with pay annually. Such vacation shall be taken at a time acceptable to the Corporation with regard to its operations. You will also be entitled to participate in all benefit plans of the Corporation, including the Company’s health care and other plans and Company-issued phone programs in accordance with the terms of those programs.

All expenses are the responsibility of New Age Beverages Corporation. However, any major expenses incurred must be pre-approved, and all expenses must comply with the New Age expense report policy.

This Agreement will commence and upon signing of this document effective January 15, 2020, and is subject to final Board approval. It may be terminated by either party upon 15 days written notice.

The parties agree that any action which is required to be filed to enforce the terms of this Agreement or any issue arising from this contract or the services performed under it shall go to arbitration.

In the event that either party is required to retain the services of an attorney to enforce the provisions of this Agreement, then in such case then each party agrees to pay their own attorney’s fees and all costs and expenses incurred including collection costs.

All actions arising out of the performance of this Agreement shall be governed by the laws of the State of Colorado.

The parties do hereby execute this Agreement at the places and dates set forth below.

Signed for and on behalf of:		Signed for and on behalf of:

New Age Beverages Corporation		David Vanderveen

By:	/s/ Brent David Willis	By:	/s/ David Vanderveen

Print Name:	Brent David Willis	Print Name:	David Vanderveen

Title:	Chief Executive Officer	Title:	Chief Operating Officer

Date:	November 15, 2019	Date:	January 13, 2020